CINCINNATI MILACRON INC. AND SUBSIDIARIES
COMPUTATION OF PER-SHARE EARNINGS


(In thousands, except per-share amounts)


                                   1996       1995       1994
                                 --------   --------   --------

Net earnings                     $ 66,301   $105,644   $ 37,711

Less preferred dividends              240        240        240
                                 --------   --------   --------
 Net earnings available
   to common shareholders        $ 66,061   $105,404   $ 37,471
                                 ========   ========   ========

Primary

 Average number of shares
   outstanding                     37,465     34,009     33,641
 Add dilutive effect of stock
   options based on treasury
   stock method                       630        614        421
                                 --------   --------   --------

     Total                         38,095     34,623     34,062
                                 ========   ========   ========

      Per share amount           $   1.73   $   3.04   $   1.10
                                 ========   ========   ========

Fully diluted

 Average number of shares
   outstanding                     37,465     34,009     33,641
 Add dilutive effect of stock
   options based on treasury
   stock method                       664        644        470
                                 --------   --------   --------

     Total                         38,129     34,653     34,111
                                 ========   ========   ========

      Per share amount           $   1.73   $   3.04   $   1.10
                                 ========   ========   ========